EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
FNB Corp.


We consent to incorporation by reference in the registration statement (No. 33-72686) on Form S-8 of FNB Corp. of our report dated March 22, 2000, relating to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, included in the December 31, 1999 annual report on Form 10-K of FNB Corp.





                                                     KPMG LLP

March 29, 2000
Raleigh, North Carolina